Exhibit 99.1

Quest Diagnostics Names Steve Rusckowski as President and CEO

-- Daniel C. Stanzione, Ph.D. is appointed Non-Executive Chairman of the Board of Directors --

MADISON, N.J., April 11, 2012 -- Quest Diagnostics Incorporated (NYSE: DGX) today announced that Stephen H. Rusckowski will succeed Surya N. Mohapatra, Ph.D. as President and Chief Executive Officer, effective May 1, 2012. Dr. Mohapatra will remain in his role through April 30 to ensure a smooth leadership transition. Mr. Rusckowski will also become a member of the Board of Directors.

The company also announced that Daniel C. Stanzione, Ph.D., currently Lead Independent Director, will become Non-Executive Chairman of the Board, effective May 1, 2012.

Mr. Rusckowski, 54, is currently Chief Executive Officer of Philips Healthcare, the largest unit of Royal Philips Electronics, a position he has held since 2006.  He has also been a member of the Board of Management of Royal Philips Electronics and its Executive Committee.

“Steve Rusckowski is uniquely qualified to be Chief Executive Officer of Quest Diagnostics.” said Dr. Stanzione. “He has built an enviable track record in healthcare by successfully driving growth, both organically and through disciplined, effective acquisitions.  His emphasis on operational excellence has enabled him to deliver consistently impressive results. Steve is a keen conceptual thinker, and his experience and his knowledge of the issues facing the industry make him the ideal leader to capitalize fully on the opportunities that lie ahead in a dynamic healthcare environment.  We look forward to Quest Diagnostics’ next chapter of success under Steve’s leadership.”

“Quest Diagnostics is a world leader, and I am delighted to join such a dynamic, innovative company,” said Mr. Rusckowski.  “Given the company’s strong position in diagnostic testing, information and services, I believe there are extraordinary opportunities to grow and build shareholder value. I look forward to working closely with Quest Diagnostics employees, as well as customers, shareholders and business partners.”

During Mr. Rusckowski’s tenure as CEO of Philips Healthcare, revenues increased from approximately 6 billion Euro in 2005 to approximately 9 billion Euro in 2011, accounting for approximately 39% of Philips consolidated revenues, from 21% when he became CEO. Philips Healthcare has 38,000 employees in more than 100 countries worldwide. Prior to his current role, Mr. Rusckowski was CEO of the Imaging Systems business group within the company.   Before joining Philips he held numerous management positions with the healthcare division of Hewlett-Packard/Agilent Technologies. He joined Philips when it acquired Agilent’s Healthcare Solutions Group in 2001.

Mr. Rusckowski earned a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Science degree in Management from the Massachusetts Institute of Technology’s Sloan School of Management.

Commenting on his appointment as Non-Executive Chairman, Dr. Stanzione said: “I look forward to collaborating with Steve to serve the company and its shareholders in this new role.” He added: “Surya’s years at Quest Diagnostics have been marked by visionary leadership.  He has put a very strong team in place and firmly established Quest Diagnostics as an industry-leading, patient-focused healthcare company.  We have a solid foundation for future growth.  We are particularly thankful for the uninterrupted dedication and leadership Surya has shown as the Board searched for his successor over the past months.  His efforts ensure a smooth transition to leadership under Steve Rusckowski.”

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company, which had 2011 revenues of $7.5 billion, offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics, which has approximately 42,000 employees, is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com

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